Exhibit 99.1

Contacts:
Investors:	Susan Cramer	Media:	Jeffrey Simek
	(201) 269-6187		(201) 269-6400
	susan_cramer@medco.com		jeffrey_simek@medco.com

Medco Reports Second Quarter GAAP Earnings of $0.48 per Share on Revenues of $9.0 Billion,

Company Narrows 2005 Guidance Based on First Half 2005 Performance

— Accredo Transaction Expected to Close on Aug. 18, Subject to Accredo Shareholders’ Approval —

FRANKLIN LAKES, N.J., July 26, 2005 – Medco Health Solutions, Inc. (NYSE: MHS) today announced a 1.8 percent increase in second quarter net revenues to $9.0 billion, a 7.9 percent increase in net income to $137.4 million and a 4.3 percent increase in GAAP diluted earnings per share to $0.48. Excluding $0.10 per share in amortization of intangible assets in both quarters, diluted earnings per share in the second quarter of 2005 increased to $0.58 from $0.56 in the second quarter of 2004. During the first six months of 2005, Medco generated $277.3 million in cash flows from operations compared to $69.2 million in the same period last year. Earnings per share in the second quarter of 2005 reflect an increase of 9.2 million weighted averaged diluted shares to 283.8 million, compared to 274.6 million in the second quarter of 2004.

“Ongoing execution of our business strategy to deliver continuing improvements in our value proposition to customers has produced consistent financial results in the eight successive quarters since our spin-off,” said David B. Snow Jr., Medco chairman, president and CEO. “We are experiencing strong net new sales growth. Specifically, we added $2.5 billion in new business in 2005, which translates into more than $3.4 billion in annualized revenues. On top of these wins we have sold nearly $600 million in new-named business for 2006, to date. Medco recently completed 25 successful mid-year installations, which included three previously announced large state contracts, signifying client confidence in our industry leading capabilities.”

Specialty Pharmacy and Medicare Update

“In the second half of 2005, Medco’s management team is focused on the high quality implementation of two top priority initiatives. First, the post-closing integration of Accredo, making us the nation’s largest specialty pharmacy; and, second, to ready our services, systems and resources to ensure a successful launch of Medicare Part D in January 2006,” said Snow.

Completion of the proposed Accredo Health, Incorporated (Accredo) acquisition is a critical step toward creating the nation’s largest specialty pharmacy operation, with combined 2004 annual specialty revenues of $4.2 billion. Medco expects to close the transaction on August 18, one day after Accredo’s shareholders are scheduled to meet to vote on the proposed transaction.

The combination of one of the nation’s largest pharmacy benefit managers with a leading provider of specialty pharmacy services will transform Medco into the industry’s most comprehensive full-service pharmacy benefit manager, offering a broad spectrum of prescription medicines and integrated clinical services to patients on long-term therapies for the treatment of complex and chronic diseases. Specialty pharmacy represents one of the most dynamic and rapidly growing sectors of prescription healthcare, with estimated growth of more than 20 percent per year, driven by price increases, higher utilization and new drug introductions. This acquisition creates a strong platform for Medco’s future growth in this market.

Medco continues to make substantial progress toward building its Medicare Part D platform and fulfilling the many business requirements of our clients and of the Centers for Medicare & Medicaid Services (CMS) for the Jan. 1, 2006 launch of the program. In June, Medco submitted its bid to CMS to become a Medicare Prescription Drug Plan in all 34 CMS regions.

Financial and Operational Results

Second quarter 2005 net revenues were $9.0 billion, up from $8.8 billion in the second quarter of 2004, reflecting higher retail volume partially offset by a higher generic dispensing rate and lower mail-order volumes reflecting the loss of the mail-only Federal Employee Health Benefit Plan (FEHBP) account on Dec. 31, 2004. Higher generic dispensing rates, which contribute to lower costs for clients and their members, resulted in a reduction of approximately $0.5 billion in net revenues in the second quarter of 2005 from the prior year.

Net income in the second quarter increased 7.9 percent to $137.4 million as a result of higher gross margins of 5.1 percent, up from 4.8 percent in the second quarter of 2004. Together with the favorable effect of higher generic use, higher service margin contributed to improvements in gross margin. Generic dispensing rates increased 5.5 percentage points over the second quarter 2004, to 51.0 percent. Service margin improvements were driven by higher service revenues from clients primarily related to clinical programs and formulary management review fees, combined with lower program costs.

Net income growth in the current quarter is particularly favorable when factoring in a $10 million net benefit recorded in the second quarter of 2004. Results for the second quarter of 2004 included a one-time $16 million benefit recorded in selling, general and administrative expenses related to the favorable closure of an operating tax exposure, partially offset by approximately $6 million in costs recorded in cost of revenues associated with the realignment of pharmacy operations.

Total prescription volume in the second quarter of 2005, adjusted for the difference in days supply between mail and retail, increased to 173.5 million from 169.4 million in the second quarter of 2004 as a result of higher retail volume. Retail prescription volume increased 7.2 percent in the quarter to 110.8 million, including the effect of new client installations.

Medco dispensed 20.9 million prescriptions through its mail order pharmacies in the second quarter, down from 22.0 million prescriptions in the second quarter of 2004, and adjusted mail prescriptions as a percentage of total prescriptions declined to 36.1 percent from 39.0 percent in the same period in 2004. Both declines were a result of the loss of FEHBP in December 2004.

Medco continues to anticipate total mail order volume of approximately 86 million prescriptions for the full fiscal year 2005. (Please see Table 5 for a calculation of adjusted prescription volume.)

Interest and other (income) expense, net, declined 51.9 percent to $6.4 million in the second quarter, primarily due to increased interest income on higher cash balances. Total debt amounted to approximately $976 million at the end of the second quarter of 2005 compared to $1.3 billion at the end of the second quarter of 2004. Medco closed the quarter with $1.3 billion in cash on its balance sheet.

On a year-to-date basis, net revenues were $17.7 billion, equivalent to the same period in 2004; net income was $268.6 million, a 16.4 percent increase over the first half of 2004. First half 2004 results included the aforementioned one-time $16 million operating tax benefit recorded within selling, general and administrative expense during the second quarter of 2004; $19 million in costs associated primarily with the realignment of pharmacy operations, recorded in cost of revenues; and $21 million associated with the multistate taskforce of attorneys general settlement, recorded in selling, general and administrative expenses.

EBITDA (earnings before interest income/expense, taxes, depreciation and amortization) in the second quarter of 2005 was $319.5 million, equivalent to the second quarter of 2004. EBITDA per adjusted prescription decreased to $1.84 in the second quarter from $1.89 in the same prior-year period, reflecting the higher percentage of retail prescription volume in the second quarter of 2005. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income and the calculation of EBITDA per adjusted prescription.)

2005 Guidance

“Medco has in place a strategy centered on five drivers for long-term growth,” said Snow. “These drivers include: Unwavering focus on our customers, leveraging opportunities in generics, enhancing our specialty pharmacy offering, active participation in Medicare Part D and implementation of our innovative therapeutic center strategy. Together, these will incrementally transform our business. Based upon the successful execution of this strategy to date, we are narrowing our 2005 guidance.”

Medco now expects 2005 diluted earnings per share on a GAAP basis to be in the range of $1.99 to $2.03, representing a 14 percent to 16 percent increase over 2004. Excluding approximately $0.39 per share in amortization of intangible assets, the company now expects earnings per share to be in the range of $2.38 to $2.42. (Please see Table 6 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.) Medco’s updated guidance assumes an estimated 283 million weighted average diluted shares outstanding for the full year 2005 compared to 278 million average diluted shares assumed at the time the guidance was originally issued.

During the last quarter of the fiscal year 2005, Medco expects to incur approximately $20 million in Medicare Part D development, enrollment and implementation costs. In addition, the company anticipates incurring installation costs in the fourth quarter related to a significant number of Jan. 1 new business installations. These expenses will be reflected primarily in cost of revenues and are factored into the guidance above.

Medco’s reported actual results and current earnings estimates for 2005 exclude the impact of the acquisition of Accredo.

Use of Non-GAAP Measures

The Company calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, the Company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for the Company’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles (“GAAP”). The items excluded from EBITDA but included in the calculation of the Company’s reported net income are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of Medco’s EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business model and is affected by changes in prescription volume between retail and mail, as well as the relative representation of brand-name and generic drugs.

Medco uses earnings per share excluding amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The Company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Tuesday, July 26, 2005 at 8:30 a.m. (EDT).

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S. or (706) 679-3440 from outside the U.S.

To access the live web cast:

Visit the Investor Relations section at www.medco.com.

A replay of the call will be available after the event on July 26, 2005 through August 9, 2005. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 7227331.

About Medco

Medco Health Solutions (NYSE:MHS) is a leader in managing prescription drug programs that are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes. Medco operates the largest mail order and Internet pharmacies and has been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco, ranked by Fortune Magazine as one of America’s “Most Admired” healthcare companies, is a Fortune 50 company with 2004 revenues of $35 billion. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect our business, particularly those disclosed in the Risk Factors sections of the Company’s Annual Report on Form 10–K and other reports and registration statements filed with the Securities and Exchange Commission (SEC File No. 1-31312). Those risk factors include:

•	Competition in the PBM industry and in the healthcare industry generally;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	The effect on our business and competitive position of recent Medicare Part D legislation, which could have the effect of reducing the total market for PBM services;

•	Governmental investigations and governmental and qui tam actions filed against us;

•	Possible regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;

•	Risks associated with our proposed acquisition of Accredo Health, Incorporated;

•	The effect on our business and competitive position of our managed care agreement with Merck & Co., Inc.;

•	Risks associated with our indebtedness and debt service obligations;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	Liability and other claims asserted against us;

•	Developments in the healthcare industry, including the effect of increases in overall healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life; and

•	General economic and business conditions.

# # #

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for earnings per share data)

Table 1.

	Quarters Ended		Six Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
Product net revenues (Includes retail co-payments of $1,796 and $1,694 in the second quarters of 2005 and 2004, and $3,632 and $3,490 in the six months of 2005 and 2004)	$8,906.7	$8,760.2	$17,562.6	$17,586.2
Service revenues	92.0	76.0	179.4	155.9

Total net revenues	8,998.7	8,836.2	17,742.0	17,742.1

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,796 and $1,694 in the second quarters of 2005 and 2004, and $3,632 and $3,490 in the six months of 2005 and 2004)	8,518.9	8,377.6	16,789.6	16,830.3
Cost of service revenues	24.5	30.9	49.5	63.5

Total cost of revenues	8,543.4	8,408.5	16,839.1	16,893.8

Selling, general and administrative expenses	175.4	156.8	350.2	335.7
Amortization of intangibles	45.0	45.0	90.0	90.0
Interest and other (income) expense, net	6.4	13.3	16.6	35.3

Total cost of operations	8,770.2	8,623.6	17,295.9	17,354.8

Income before provision for income taxes	228.5	212.6	446.1	387.3
Provision for income taxes	91.1	85.3	177.5	156.5

Net income	$137.4	$127.3	$268.6	$230.8

Basic earnings per share:
Weighted average shares outstanding	278.0	271.4	276.6	271.1
Earnings per share	$0.49	$0.47	$0.97	$0.85

Diluted earnings per share:
Weighted average shares outstanding	283.8	274.6	281.9	274.1
Earnings per share	$0.48	$0.46	$0.95	$0.84

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in millions)

Table 2.

	June 25, 2005	December 25, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,295.5	$1,145.5
Short-term investments	64.1	65.4
Accounts receivable, net	1,662.0	1,555.4
Inventories, net	1,319.0	1,315.6
Prepaid expenses and other current assets	82.6	66.7
Deferred tax assets	171.5	171.8

Total current assets	4,594.7	4,320.4

Property and equipment, net	628.6	657.8
Goodwill	3,310.2	3,310.2
Intangible assets, net	2,050.6	2,140.6
Other noncurrent assets	86.9	112.5

Total assets	$10,671.0	$10,541.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,174.2	$2,162.1
Accrued expenses and other current liabilities	303.9	382.4
Current portion of long-term debt	100.0	100.0

Total current liabilities	2,578.1	2,644.5

Long-term debt, net	876.2	1,092.9
Deferred tax liabilities	980.6	1,030.2
Other noncurrent liabilities	51.4	54.5

Total liabilities	4,486.3	4,822.1

Total stockholders’ equity	6,184.7	5,719.4

Total liabilities and stockholders’ equity	$10,671.0	$10,541.5

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	Six Months Ended
	June 25, 2005	June 26, 2004
Cash flows from operating activities:
Net income	$268.6	$230.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	80.8	111.8
Amortization of intangibles	90.0	90.0
Deferred income taxes	(49.3)	(43.7)
Tax benefit on employee stock plans	45.6	4.8
Other	11.9	14.5
Net changes in assets and liabilities:
Accounts receivable	(107.6)	(351.1)
Inventories	(3.4)	141.0
Prepaid expenses and other current assets	(15.9)	26.9
Other noncurrent assets	23.0	8.0
Current liabilities	(66.4)	(165.6)
Other noncurrent liabilities	—	1.8

Net cash provided by operating activities	277.3	69.2

Cash flows from investing activities:
Capital expenditures	(51.7)	(43.1)
Purchases of securities and other investments	(52.4)	(31.5)
Proceeds from sale of securities and other investments	53.2	29.2

Net cash used by investing activities	(50.9)	(45.4)

Cash flows from financing activities:
Proceeds from long-term debt	—	800.0
Repayments on long-term debt	(220.0)	(900.0)
Debt issuance costs	(0.3)	(4.2)
Proceeds from employee stock plans	143.9	36.3

Net cash used by financing activities	(76.4)	(67.9)

Net increase (decrease) in cash and cash equivalents	$150.0	$(44.1)
Cash and cash equivalents at beginning of period	$1,145.5	$638.5

Cash and cash equivalents at end of period	$1,295.5	$594.4

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for earnings per share and EBITDA per adjusted prescription data)

Table 4.

	Quarters Ended		Six Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
Earnings Per Share Reconciliation:
Net income per diluted share	$0.48	$0.46	$0.95	$0.84
Adjustment for the amortization of intangible assets	0.10	0.10	0.20	0.20

Adjusted net income per diluted share	$0.58	$0.56	$1.15	$1.04

Table 5.

	Quarters Ended		Six Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
EBITDA Reconciliation:
Net income	$137.4	$127.3	$268.6	$230.8
Add (deduct):
Interest and other (income) expense, net (1)	6.4	13.3	16.6	35.3
Provision for income taxes	91.1	85.3	177.5	156.5
Depreciation expense	39.6	49.6	80.8	111.8
Amortization expense	45.0	45.0	90.0	90.0

EBITDA	$319.5	$320.5	$633.5	$624.4

Claims Detail:
Prescriptions administered
Mail order	20.9	22.0	41.7	43.2
Retail	110.8	103.4	220.9	212.3

Total	131.7	125.4	262.6	255.5

Adjusted prescriptions (2)	173.5	169.4	346.0	341.9

EBITDA per adjusted prescription	$1.84	$1.89	$1.83	$1.83

(1)	Includes a one-time write-off of deferred debt issuance costs amounting to $5.5 million in the first quarter of 2004 associated with the debt refinancing and $0.7 million in the first quarter of 2005 associated with accelerated term loan payments.
(2)	Estimated adjusted prescription volume equals mail order prescriptions multiplied by 3, plus retail prescriptions. The mail order prescriptions are multiplied by 3 to adjust for the fact that mail order prescriptions include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Table 6.

	Full Year Ended December 31, 2005
	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated net income per diluted share	$1.99	$2.03
Estimated adjustment for the amortization of intangible assets	0.39	0.39

Estimated adjusted net income per diluted share	$2.38	$2.42

Table 7.

	June 25, 2005	June 26, 2004
Balance Sheet Debt:
Term loans	$480.0	$800.0
Senior notes	496.5	496.2
Fair value adjustment of notes	(0.3)	(11.2)

Total debt	$976.2	$1,285.0

Note: All results exclude the effect of the proposed acquisition of Accredo Health, Incorporated.